As filed with the Securities and Exchange Commission on December 7, 1999
                                                 Registration No. 333-________
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                PE CORPORATION

            (Exact name of registrant as specified in its charter)

             Delaware                                      06-1534213
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                      Identification No.)

                                  761 Main Avenue
                          Norwalk, Connecticut 06859-1000
                (Address, including zip code, and telephone number,
         including area code, of registrant's principal executive offices)
                                  Willam B. Sawch
            Senior Vice President, General Counsel and Secretary
                                  761 Main Avenue
                         Norwalk, Connecticut  06859-0001
                                  (203) 762-0001
                 (Name, address, including zip code, and telephone
                 number, including area code, of agent for service)

                                    Copies to:
                                 Raymond W. Wagner
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.
_______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum      Proposed Maximum          Amount of
             Title of Shares                  Amount to        Aggregate Price          Aggregate            Registration
            To Be Registered                Be Registered        Per Unit<F(1)>     Offering Price<F(1)>          Fee

PE Corporation - Celera Genomics Group        1,292,350            $12.84            $16,593,774.00            $4,380.76
Common Stock, par value $.01 per share
Rights to Purchase Series B
Participating Junior Preferred Stock,         1,292,350              N/A                  N/A                    N/A
par value $.01 per share <F(2)>

[FN]
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Prior to the occurrence of certain events, the rights to purchase Series B Participating Junior Preferred Stock, par value $.01 per share (the "Rights"), will not be evidenced separately from the related Celera Genomics Stock. The value, if any, of the Rights is reflected in the market price of the related Celera Genomics Stock. Accordingly, no separate fee is paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 7, 1999

Prospectus



                               1,292,350 Shares

                                PE CORPORATION

              PE Corporation - Celera Genomics Group Common Stock
                          (par value $.01 per share)

                              __________________

  Consider carefully the risk factors beginning on page 3 of this prospectus.

                              __________________


         This prospectus relates to offers and sales from time to time by The Institute for Genomic Research ("TIGR") of shares of Celera Genomics stock which may be issued upon exercise of an option held by TIGR. Celera Genomics stock is a class of our common stock intended to reflect separately the performance of our Celera Genomics business. The Celera Genomics stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "CRA."


                              __________________


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              __________________

               The date of this prospectus is ________  __, 1999

                               TABLE OF CONTENTS


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

SELLING STOCKHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8



                             AVAILABLE INFORMATION
         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -       Annual Report on Form 10-K for the fiscal year ended
                 June 30, 1999;
         - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999; and
         - The descriptions of our common stock and rights to purchase participating junior preferred stock set forth in our Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any of those descriptions.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

         Any person receiving a copy of this prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits specifically incorporated by reference therein). Written requests should be directed to PE Corporation, 761 Main Avenue, Norwalk, Connecticut 06859 (telephone number (203) 762-1000), Attention: Secretary.

                                 RISK FACTORS

         The risk factors included through page 4 discuss risks specific to the Celera Genomics group. Beginning on page 4 we discuss risks arising from a capital structure with two separate classes of common stock.

         Celera Genomics may not achieve profitability. The Celera Genomics group has earned small amounts of revenues to date and expects that it will continue to incur net operating losses at least through 2001. As a new business, the Celera Genomics group faces significant challenges in simultaneously launching and integrating its operations, pursuing key scientific goals and attracting customers for its information products and services. The Celera Genomics group has a small number of customers, the revenues from which will offset only a small portion of its expenses. In order to meet its business plan, the Celera Genomics group will require additional customers in the next few years. In addition, even if the Celera Genomics group is able to enter into contracts with additional customers, those contracts may be subject to milestones that may not be achieved. As a result, there is a high degree of uncertainty that the Celera Genomics group will be able to achieve profitable operations.

         Celera Genomics' business plan is unique and untested. No organization has ever attempted to combine in one business organization all of the Celera Genomics group's businesses. The creation of a genomics database targeted at a wide variety of customers, from pharmaceutical companies to university researchers, has a number of risks, including pricing and volume issues, technology and access concerns, computer security, pursuit of key scientific goals and protection of intellectual property. As a result, the creation of a business that includes all of the Celera Genomics group's businesses has unique risks.

         Shotgun sequencing strategy has not yet been tested on the scale and complexity of the human genome. Some genomic scientists have criticized the Celera Genomics group's sequencing strategy, known as "whole genome shotgun sequencing," as having limitations when applied on a large scale in sequencing the human genome. Others have stated that the human genome cannot be sequenced using whole genome shotgun sequencing. Although scientists at TIGR have used the whole genome shotgun strategy to sequence the genomes of other organisms, the strategy has not been used to sequence a genome with the size and complexity of the human genome. Failure to sequence or assemble the human genome in a timely manner may have a material adverse effect on the Celera Genomics group's ability to satisfy customer requirements and achieve its business goals.

         New DNA sequencers may not perform at expected levels and the integration of over 300 sequencers may be difficult. The Celera Genomics group's success is heavily dependent on the successful operation of the PE Biosystems group's new DNA sequencer. The Celera Genomics group plans to use more than 300 of the new DNA sequencers on a full-time basis, a scale of operation never before attempted. Failure of the DNA sequencers to perform at expected levels, or failure of the Celera Genomics group to integrate successfully its DNA sequencers in its laboratory, would materially adversely affect the Celera Genomics group's ability to sequence at the rate required to complete the human genome on a timely basis, to achieve milestones in contracts with customers and to perform research services effectively.

         Realizing revenues from polymorphism data may be difficult. The Celera Genomics group believes that the polymorphisms it discovers will add considerable value to its integrated information system. Polymorphism data reveals information about genetic variability between individuals. Its use in the testing of new drugs and the diagnosis of disease, however, is largely untested. Although there has been some early success in linking certain polymorphisms to susceptibility to disease and outcomes of drug therapy, pharmaceutical companies are not yet certain how polymorphism data can be used, or if it can be used on a cost-effective basis, in clinical trials or in drug development. Furthermore, public acceptance of the use of polymorphism data is uncertain. Current and future patient privacy and health care laws and regulations issued by the U.S. Food and Drug Administration may also limit the use of this data.

         The ability of the Celera Genomics group to protect its intellectual property rights will affect its polymorphism program. Such protection is uncertain due to the uncertainty of patent law relating to genomics in general and the novelty of this particular aspect of genomics. In addition, the Celera Genomics group will be dependent on new technology, including technology provided by the PE Biosystems group, to make the use of polymorphism information cost-effective so as to make it marketable to the public. This technology is still in early stages of development and its application to this area remains uncertain.

         Potential initial customers are limited in number and belong to a single industry. The Celera Genomics group believes that for the next few years it will derive a significant portion of its revenues from fees paid by pharmaceutical companies and larger biotechnology companies for its information products and services. The Celera Genomics group has also had preliminary discussions with certain universities and similar research organizations about becoming customers, but expects this market to develop at a slower rate. The number of potential subscribers for the Celera Genomics group's products during this period may be limited due to their nature and price. Pharmaceutical and biotechnology companies could decide not to subscribe to some or all of the Celera Genomics group's information products or services, or could decide to conduct their own polymorphism discovery and analysis or work with the Celera Genomics group's competitors. There have been published reports of a proposed consortium of pharmaceutical companies to create and make public polymorphism information.

         Scientific and management staff have unique expertise which is key to Celera Genomics' commercial viability and which would be difficult to replace. The Celera Genomics group is highly dependent on the principal members of its scientific and management staff, particularly Dr. J. Craig Venter, its President. For the sequencing and assembly of the human genome, the Celera Genomics group believes the following members of its staff are essential: Dr. Venter; Dr. Mark Adams, Vice President for Genome Programs;
and Drs. Eugene Myers and Granger Sutton, who are responsible for assembling the genome. Additional members of its medical, scientific and bioinformatics staff are important to the development of information, tools and services required for implementation of its business plan, including Dr. Sam Broder, Executive Vice President and Chief Medical Officer. The loss of any of these persons' expertise would be difficult to replace and could have a material adverse effect on the Celera Genomics group's ability to achieve its goals, particularly the completion of its information products.

         Celera Genomics' competitive position will depend on patent and copyright protection, which may not be available for genomics information and technology. The Celera Genomics group's ability to compete and to achieve profitability may be affected by its ability to protect its proprietary technology and intellectual property. While Celera Genomics will be primarily dependent on revenues from access fees to its discovery and information system, obtaining patent protection may also be important to its business. Patent law affecting Celera Genomics' business, particularly gene sequences and polymorphisms, is uncertain.

         Moreover, the Celera Genomics group may be dependent on protecting, through copyright law or otherwise, its databases to prevent other organizations from taking information from databases and copying and reselling it. Copyright law currently provides uncertain protection to organizations like the Celera Genomics group that seek to prevent others from reselling their data. Changes in copyright and patent law could expand or reduce the extent to which the Celera Genomics group and its customers are able to protect their intellectual property.

         Public disclosure of genomic sequence data could jeopardize intellectual property protection and have an adverse effect on value of our products and services. The Celera Genomics group, the federally funded Human Genome Project and others engaged in similar research have committed to make available to the public basic human sequence data. The release of sequence data could undermine the ability of the Celera Genomics group and its customers to obtain intellectual property protection. Customers may conclude that uncertainties of such protection decrease the value of the Celera

Genomics group's information products and services and, as a result, it may not be able to charge fees sufficient to allow it to achieve profitability.

         Others may succeed in commercializing genomic information before Celera Genomics. A number of companies, institutions and government-financed entities are engaged in various genomics initiatives. At least two other companies, Genset, S.A. and Incyte Pharmaceuticals, Inc., have announced their intention to market to the pharmaceutical industry products and services similar to those being offered by the Celera Genomics group. Additional competitors may attempt to compete with the Celera Genomics group in the future, including companies that may seek to resell publicly available genomic data. In addition, there have been published reports of a proposed consortium of pharmaceutical companies to create and make public polymorphism information.

         Expected rapid growth in the number of our employees could absorb valuable management resources and be disruptive to the development of our business. The Celera Genomics group expects to continue to increase the number of employees. This growth will require substantial effort to hire new employees and train and integrate them in the Celera Genomics group's business and to develop and implement management information systems, financial controls and facility plans. In addition, the Celera Genomics group will be required to create a sales and marketing organization and develop customer support resources as sales of its information products increase. The Celera Genomics group's inability to manage growth effectively would have a material adverse effect on its future operating results.

         Integration of GenScope and AgGen could be difficult and costly. The success of the Celera Genomics group depends in part on its ability to integrate the businesses of GenScope and AgGen, which were previously operated by the PE Biosystems group. In particular, we believe that coordinating the separate scientific research efforts will be a challenge to the Celera Genomics group.

         Failure of our Year 2000 compliance plan could jeopardize Celera Genomics' information products and services. In fiscal 1997, we initiated a world-wide program to assess the expected impact of the Year 2000 date recognition problem on our existing computer systems; non-information technology systems, including embedded and process-control systems; product offerings; and significant suppliers. Portions of this program are not expected to be completed until December 31, 1999. If we are not successful in implementing our Year 2000 compliance plan, customers may encounter difficulty in accessing and searching Celera Genomics' databases.

         You will be stockholders of one company and, therefore, financial effects on the PE Biosystems group could adversely affect the Celera Genomics group. Holders of Celera Genomics stock and PE Biosystems stock are stockholders of a single company. The Celera Genomics group and the PE Biosystems group are not separate legal entities. As a result, stockholders are subject to all of the risks of an investment in PE and all of our businesses, assets and liabilities. The creation of the Celera Genomics stock and the PE Biosystems stock and the allocation of assets and liabilities and stockholders' equity between the Celera Genomics group and the PE Biosystems group did not result in a distribution or spin-off to stockholders of any of our assets or liabilities and did not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries. The assets we attribute to one group could be subject to the liabilities of the other group, whether such liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to the other group.

         Financial effects from one group that affect our consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the common stock relating to the other group. In addition, net losses of either group and dividends or distributions on, or repurchases of, either class of common stock or repurchases of certain preferred stock will reduce the funds we can pay as dividends on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each group.

         Holders of Celera Genomics stock will have limited rights related to the Celera Genomics group. Holders of Celera Genomics stock and PE Biosystems stock will have only the rights customarily held by common stockholders. They will have only the following rights related to their corresponding group:

         -       certain rights with regard to dividends and liquidation;
         - requirements for a mandatory dividend, redemption or conversion upon the disposition of all or substantially all of the assets of their corresponding group; and
         - a right to vote on matters as a separate voting class in the limited circumstances provided under Delaware law, by stock exchange rules or as determined by our board of directors.

         We will not hold separate meetings for holders of Celera Genomics stock and PE Biosystems stock.

         Celera Genomics stock may not have any influence on the outcome of stockholder voting. Celera Genomics stock may not have any influence on the outcome of stockholder voting since PE Biosystems stock has a substantial majority of the voting power of the common stock. Except in limited circumstances requiring separate class voting, either class of common stock that is entitled to more than the number of votes required to approve any stockholder action could control the outcome of such vote -- even if the matter involves a divergence or conflict of the interests of the holders of the Celera Genomics stock and the PE Biosystems stock. These matters may include mergers and other extraordinary transactions.

         Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of stock. Stockholders may not have any remedies if any action or decision of our directors or officers has a disadvantageous effect on the Celera Genomics stock or the PE Biosystems stock compared to the other class of common stock.

         Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks are judged under the business judgment rule unless self-interest is shown. The business judgment rule provides that, absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, board of directors' committee or officer with respect to any matter having different effects on holders of Celera Genomics stock and holders of PE Biosystems stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of stock. Because of the business judgment rule, holders of a class of stock who are disadvantaged by an action of our directors or officers may not be able to successfully make claims alleging breach of fiduciary duty.

         Stock ownership could cause directors and officers to favor the PE Biosystems group. As a policy, our board of directors will periodically monitor the ownership of shares of Celera Genomics stock and shares of PE Biosystems stock by our directors and senior officers, and our option grants to them, so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of PE and our stockholders as a whole. However, because the actual value of their interests in the Celera Genomics stock and PE Biosystems stock is anticipated to vary significantly, it is possible that they could favor one group over the other due to their stock and option holdings.

         Our board of directors may pay less dividends on Celera Genomics
stock than if the Celera Genomics group was a separate company.   Subject to
the limitations referred to below, our board of directors has the authority to declare and pay dividends on the Celera Genomics stock and the PE Biosystems stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on the Celera Genomics stock, exclusively on the PE Biosystems stock, or on both, in equal or unequal amounts. Our board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. The performance of one group may cause our board of directors to pay more or less dividends on the common stock relating to the other group than if that other group was a stand-alone corporation. In addition, Delaware law and our certificate of incorporation impose limitations on the amount of dividends which may be paid on each class of common stock.

         Proceeds of mergers or consolidations may be allocated unfavorably. The terms of our common stock do not contain any provisions governing how consideration to be received by holders of common stock in connection with a merger or consolidation involving PE is to be allocated among holders of each class of common stock. Our board of directors will determine the percentage of the consideration to be allocated to holders of each class of common stock in any such transaction. Such percentage may be materially more or less than that which might have been allocated to such holders had our board of directors chosen a different method of allocation.

         Holders of Celera Genomics stock may be adversely affected by a conversion of either class of common stock. Our board of directors could, in its sole discretion and without stockholder approval, determine to convert shares of Celera Genomics stock into shares of PE Biosystems stock, or vice versa, at any time including when either or both classes of common stock may be considered to be overvalued or undervalued. Any such conversion would dilute the interests in PE of the holders of the class of common stock being issued in the conversion. It could also give holders of shares of the class of common stock converted a greater or lesser premium than any premium that was paid or might be paid by a third-party buyer of all or substantially all of the assets of the group whose stock is converted.

         Proceeds of newly issued Celera Genomics stock could be allocated to the PE Biosystems group even if the Celera Genomics group requires financing.
 If and to the extent the PE Biosystems group has an equity interest in the Celera Genomics group at the time of any sale of Celera Genomics stock, our board of directors could allocate some or all of the proceeds of that sale to the PE Biosystems group. Any such decision could favor one group over the other group. For example, the decision to allocate the proceeds to the PE Biosystems group may adversely affect the Celera Genomics group's ability to obtain funds to finance its growth strategies.

         Allocation of corporate opportunities could favor the PE Biosystems group. Our board of directors may be required to allocate corporate opportunities between the groups. In some cases, our directors could determine that a corporate opportunity, such as a business that we are acquiring, should be shared by the groups. Any such decisions could favor one group at the expense of the other.

         Groups may compete with each other to the detriment of their businesses. The existence of two separate classes of common stock will not prevent the groups from competing with each other. Any competition between the groups could be detrimental to the businesses of either or both of the groups. Under a board of directors' policy, groups will generally not engage in the principal businesses of the other. However, our Chief Executive Officer or our board of directors will permit indirect competition between the groups based on his or its good faith business judgment that such competition is in the best interests of PE and all of our stockholders as a whole. In addition, the groups may compete in a business that is not a principal business of the other group.

         Our board may change our management and allocation policies without stockholder approval to the detriment of the Celera Genomics group. Our board of directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of Celera Genomics stock and holders of PE Biosystems stock or could result in a benefit or detriment to one class of stockholders compared to the other class. Our board of directors will make any such decision in accordance with its good faith business judgment that the decision is in the best interests of PE and all of our stockholders as a whole.

         Either group may finance the other group on terms unfavorable to the Celera Genomics group. We anticipate that we will transfer cash and other property between groups to finance their business activities. The group providing the financing will be subject to the risks relating to the group receiving the financing. We will account for those transfers in one of the following ways:

         -       as a reallocation of pooled debt or preferred stock;
         - as a short-term or long-term loan between groups or as a repayment of a previous borrowing;
         - as an increase or decrease in the PE Biosystems group's equity interest in the Celera Genomics group; or
         -       as a sale of assets between groups.

         Our board of directors has not adopted specific criteria for determining when we will transfer cash or other property as a loan or repayment, an increase or decrease in equity interest or a sale of assets. These determinations, including the terms of any transactions accounted for as debt, could be unfavorable to either the group transferring or receiving the cash or other property. Our board of directors expects to make these determinations, either in specific instances or by setting generally applicable policies, after considering the financing requirements and objectives of the receiving group, the investment objectives of the transferring group and the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         We cannot assure you that any terms that we fix for debt will approximate those that could have been obtained by the borrowing group if it were a stand-alone corporation.

         Celera Genomics group may not be fully reimbursed for PE Biosystems group's use of its tax benefits and could be charged with higher future taxes than if it were a stand-alone taxpayer. Our management and allocation policies provide that tax benefits generated but not used by the Celera Genomics group may be used by the PE Biosystems group. The aggregate amount reimbursed to the Celera Genomics group for such use may not exceed
$75 million. All subsequent tax benefits in excess of this amount will not be credited to the Celera Genomics group and the Celera Genomics group will not be reimbursed for those tax benefits, unless the Celera Genomics group can use those tax benefits. Accordingly, any tax benefits that can not be used by the Celera Genomics group will not be carried forward to reduce its future taxes. This could result in the Celera Genomics group being charged a greater portion of the total corporate tax liability in the future than would have been the case if the Celera Genomics group had retained its tax benefits.

         Holders of Celera Genomics stock may receive less consideration upon a sale of assets than if the Celera Genomics group was a separate company.
If a disposition of all or substantially all of the assets of either group occurs, we must, subject to certain exceptions:

         - distribute to holders of the class of common stock relating to such group an amount equal to the net proceeds of such disposition, or
         - convert at a 10% premium such common stock into shares of the class of common stock relating to the other group.

If the group subject to the disposition were a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might not be payable in connection with that acquisition. As a result, stockholders of the separate, independent company might receive a greater amount than the net proceeds that would be received by holders of the class of common stock relating to that group if the assets of such group were sold. In addition, we can not assure you that the net proceeds per share of the common stock relating to that group will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition.

         Our capital structure and variable vote per share may discourage acquisitions of a group or a class of common stock. A potential acquiror could acquire control of PE by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both classes of common stock or, if one class of common stock has a majority of such voting power, only shares of that class. The PE
Biosystems stock currently has a substantial majority of the voting power. As a result, it is possible for an acquiror to obtain control by purchasing only shares of PE Biosystems stock.

         Decisions by directors and officers that affect market values could adversely affect voting and conversion rights. The relative voting power per share of each class of common stock and the number of shares of one class of common stock issuable upon the conversion of the other class of common stock will vary depending upon the relative market values of the Celera Genomics stock and the PE Biosystems stock. The market value of either or both classes of common stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive as affecting differently one class of common stock compared to the other. These decisions could involve changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between groups and changes in dividend policies.

         Investors may not value Celera Genomics stock based on Celera Genomics group financial information and dividend policy. We cannot assure you that investors will value the Celera Genomics stock and the PE Biosystems stock based on the reported financial results and prospects of the separate groups or the dividend policies established by our board of directors with respect to such groups.

         Provisions governing common stock could discourage a change of control and the payment of a premium for stockholders' shares. Our stockholder rights plan could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of PE by delaying or preventing such change in control. The existence of two classes of common stock could also present complexities and could, in certain circumstances, pose obstacles, financial and otherwise, to an acquiring person. In addition, certain provisions of the Delaware law, our certificate of incorporation and our by-laws may also deter hostile takeover attempts.

         Changes in federal tax law could result in taxation of issuances of common stock. Changes in federal tax law, such as those proposed by the Clinton Administration in early 1999, could impose a corporate level tax on the issuance of stock similar to the Celera Genomics stock or the PE Biosystems stock. If this proposal is enacted, we could be subject to tax on an issuance of Celera Genomics stock or PE Biosystems stock after the date of enactment.

         Under our certificate of incorporation, we may convert the Celera Genomics stock or the PE Biosystems stock into shares of the other class without any premium if there are adverse U.S. federal income tax law developments. The proposal of the Clinton Administration would be such an adverse development if it is implemented or receives certain legislative action.

                                  THE COMPANY
         Our businesses are the Celera Genomics group and the PE Biosystems group. Our principal executive offices are located at 761 Main Avenue, Norwalk, Connecticut 06859, and our telephone number is (203) 762-1000.

         The Celera Genomics group is engaged in:

         - generation, sale and support of genomic information and related information management and analysis software;
         - discovery, validation and licensing of proprietary gene products, genetic markers and information concerning genetic variability; and
         - related consulting and contract research and development services.

         For the fiscal year ended June 30, 1999, the Celera Genomics group had net revenues of $12.5 million and net losses of $44.9 million. Its total assets at June 30, 1999 were $344.7 million.

         The PE Biosystems group is a diversified leader in the life sciences industry.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of Celera Genomics stock hereby.

                            SELLING SECURITYHOLDER

         All of the shares of the Celera Genomic stock offered hereby are being sold by TIGR. TIGR does not currently own any shares of Celera Genomics stock. Following the sale of Celera Genomics stock from time to time by TIGR of shares it receives upon the exercise of the option it holds, TIGR will not own any shares of Celera Genomics stock.

         In fiscal year 1999, we entered into several agreements with TIGR in connection with the establishment of operations at the Celera Genomics.
These agreements include a non-exclusive license agreement for access to TIGR's Human Gene Index database and the use of certain software developed by TIGR. We also granted TIGR the option exercisable for 1,292,350 shares of Celera Genomics stock in exchange for TIGR's agreement not to compete with Celera Genomics in specified areas. The option was granted with an exercise price of $12.84 per share and expires on June 30, 2009. We have agreed to register these shares under the Securities Act of 1933, as amended. We have also agreed to provide TIGR with access to certain of Celera Genomics' databases for internal research purposes in exchange for TIGR's transfer of certain intellectual property related to genomic sequencing. Dr. J. Craig Venter is a Senior Vice President and President of Celera Genomics, and is also the Chairman of the Board of Trustees of TIGR. His wife, Claire M. Fraser, is the President of TIGR.

                             PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by TIGR of 1,292,350 shares of Celera Genomics stock issuable upon exercise of an option held by TIGR. Such sales will be made at prevailing market prices at the time of sale or at negotiated prices.

                                LEGAL OPINIONS

         Simpson Thacher & Bartlett, New York, New York, has rendered opinions concerning the validity of the Celera Genomics stock.

                                    EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses payable by the Company in connection with this offering are as follows:


SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . $  4,381
Stock exchange listing fees . . . . . . . . . . . . . . . . . . . . .        0
Accounting fees and expenses  . .  .  . . . . . . . . . . . . . . . . $  7,500
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . $ 15,000
Printing and engraving expenses . . . . . . . . . . . . . . . . . . .        0
Transfer Agent's fees and expenses. . . . . . . . . . . . . . . . . .        0
Miscellaneous expenses  . . . . . . . . . . . . . . . . . . . . . . . $    619
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 27,500

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits the company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action (except settlements or judgments in derivative suits), suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         The company's certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law.

         As permitted by sections 102 and 145 of the DGCL, the company's certificate of incorporation eliminates a director's personal liability for monetary damages to the company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction which the director derived an improper personal benefit.

         The directors and officers of the company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capabilities and against which they cannot be indemnified by the company.

Item 16. Exhibits and Financial Statement Schedules

4.1 Rights Agreement, dated as of April 28, 1999, between PE Corporation BankBoston N.A. (incorporated by reference from the Company's Registration Statement on Forms S-4 (Registration No. 333-67797).
4.2 PE Corporation/Celera Genomics Group Stock Option Agreement, dated June 30, 1999 by and between PE Corporation and The Institute for Genomic Research.
5.1 Opinion of Simpson Thacher & Bartlett as to the legality of the securities.
23.1             Consent of PricewaterhouseCoopers, LLP.
23.2             Consent of Simpson Thacher & Bartlett (contained in Exhibit
                 5.1).

Item 17. Undertakings.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                          (i)     To include any prospectus required by
                 Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)     (1)      The undersigned registrant hereby undertakes as
         follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or
         (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on December 3, 1999.

                                          PE CORPORATION


                                          By: /s/ Tony L. White
                                              ____________________
                                              Name: Tony L. White
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

         We, the undersigned directors and officers of the registrant, do hereby constitute and appoint Tony L. White and William B. Sawch, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                       Title                            Date
   ---------                       -----                            ----
 /s/ Tony L. White      Chairman of the Board of Directors,    December 3, 1999
 ------------------     President and Chief Executive
   Tony L. White        Officer (principal executive officer)

 /s/ Dennis L. Winger   Senior Vice President and Chief        December 3, 1999
 --------------------   Financial Officer (principal financial
   Dennis L. Winger     officer)

 /s/ Vikram Jog           Corporate Controller (principal     December 3, 1999
 --------------           accounting officer)
   Vikram Jog

 /s/ Richard H. Ayers                 Director                December 3, 1999
 --------------------
   Richard H. Ayers

 /s/ Jean-Luc Belingard               Director                December 3, 1999
 ----------------------
   Jean-Luc Belingard

  -------------------                 Director                December 3, 1999
   Robert H. Hayes


   ----------------                   Director                December 3, 1999
   Arnold J. Levine


 /s/ Theodore E. Martin               Director                December 3, 1999
 ----------------------
   Theodore E. Martin


 /s/ Georges C. St. Laurent, Jr.      Director                December 3, 1999
 -------------------------------
   Georges C. St. Laurent, Jr.


 /s/ Carolyn W. Slayman               Director                December 3, 1999
 ----------------------
   Carolyn W. Slayman


 /s/ Orin R. Smith                    Director                December 3, 1999
 -----------------
   Orin R. Smith


 /s/ James R. Tobin                   Director                December 3, 1999
 ------------------
  James R. Tobin

Exhibit Table

4.1 Rights Agreement, dated as of April 28, 1999, between PE Corporation BankBoston N.A. (incorporated by reference from the Company's Registration Statement on Forms S-4 (Registration No. 333-67797).
4.2 PE Corporation/Celera Genomics Group Stock Option Agreement, dated June 30, 1999 by and between PE Corporation and The Institute for Genomic Research.
5.1 Opinion of Simpson Thacher & Bartlett as to the legality of the securities.
23.1             Consent of PricewaterhouseCoopers, LLP.
23.2             Consent of Simpson Thacher & Bartlett (contained in Exhibit
                 5.1).